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Exhibit 23.1

                       Child, Van Wagoner & Bradshaw, PLLC

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form S-8 Registration Statement of Ingen Technologies, Inc. (the "Company"), of our report dated September 10, 2008 contained in Registrant's Annual Report on Form 10-KSB/A for the fiscal year ended May 31, 2008, filed on or about November 17, 2008.


/s/ Child, Van Wagoner & Bradshaw, PLLC
Certified Public Accountants
Salt Lake City, Utah
November 18, 2008






       5296 So. Commerce Dr., Suite 300 o Salt Lake City, Utah 84107-5370
              Telephone: (801) 281-4700 o Facsimile: (801) 281-4701

 Members: American Institute of Certified Public Accountants o Utah Association
                         of Certified Public Accountants